UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2020 (December 23, 2020)

Goldman Sachs Private Middle Market Credit II LLC

(Exact name of registrant as specified in its charter)

Delaware	000-56052	83-3053002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Street, New York, New York		10282
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 902-0300

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b–2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 – Entry into a Material Definitive Agreement.

On December 23, 2020, Goldman Sachs Private Middle Market Credit II LLC (The “Company”) entered into a fourth amendment (the “Amendment”) to its senior secured revolving credit agreement, dated as of May 7, 2019, among the Company, as borrower, the lenders party thereto, and MUFG Union Bank, N.A. as administrative agent (as amended or otherwise modified, the “Revolving Credit Facility”), which provides for (i) an increase in the borrowing base advance rate of certain investors in the Company from 50% to 65% and an increase in the interest rate margin applicable to the LIBOR loans and letters of credit under the Revolving Credit Facility from 215 to 245 basis points (and from 115 to 145 basis points for base rate loans), in each case, during any period when at least 40% of the capital commitments have been called and a 2.0 to 1.0 net asset value ratio test is satisfied and (ii) certain other changes to the Revolving Credit Facility, in each case, subject to the terms of the Revolving Credit Facility as amended by the Amendment.

The foregoing descriptions are only a summary of the material provisions of the Amendment and are qualified in their entirety by reference to a copy of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

10.1	Fourth Amendment to Revolving Credit Agreement, dated as of December 23, 2020, by and among the Company, as Borrower, and MUFG Union Bank, N.A., as Administrative Agent and the Letter of Credit Issuer, and the Lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Goldman Sachs Private Middle Market Credit II LLC

Date: December 30, 2020	By:	/s/ Brendan McGovern
Name: Brendan McGovern
Title: Chief Executive Officer and President